UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 13, 2025

VIAVI SOLUTIONS INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1445 South Spectrum Blvd, Suite 102 Chandler, Arizona	85286
(Address of Principal Executive Offices)	(Zip Code)

(408) 404-3600
(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of the exchange on which registered
Common Stock, $0.001 par value	VIAV	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Other Events.

On August 13, 2025, Viavi Solutions Inc. (the “Company”) entered into privately negotiated exchange and/or subscription agreements with certain holders of its 1.625% Senior Convertible Notes due 2026 (the “2026 Notes”) and certain new investors pursuant to which the Company will issue $250 million aggregate principal amount of its 0.625% Senior Convertible Notes due 2031 (the “New Notes”) consisting of (a) approximately $100.9 million principal amount of New Notes in exchange for approximately $97.5 million principal amount of 2026 Notes (the “Exchange Transactions”) and (b) approximately $149.1 million principal amount of New Notes for cash (the “Subscription Transactions” and together with the Exchange Transactions, the “Transactions”), in each case, pursuant to exemptions from registration under the Securities Act of 1933, as amended, and the rules and regulations thereunder. Following the closing of the Exchange Transactions, approximately $152.5 million in aggregate principal amount of 2026 Notes will remain outstanding with terms unchanged.  The Company expects to use the net proceeds from the Subscription Transactions to repay a portion of the 2026 Notes upon maturity. The Transactions are expected to close concurrently on or about August 20, 2025, subject to customary closing conditions.

A copy of the form of exchange and subscription agreement, substantially in the form entered into on August 13, 2025 with the exchanging holders in the Transactions, is filed as Exhibit 10.1 hereto and incorporated herein by reference. A copy of the form of subscription agreement, substantially in the form entered into on August 13, 2025 with the new investors in the Subscription Transactions, is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 8.01.	Other Events.

On August 14, 2025, the Company issued a press release announcing the entry into the Transactions. The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

In connection with the issuance of the New Notes, the Company expects to repurchase approximately $30 million of shares of its common stock under the Company’s previously announced board authorization for share repurchases using cash on hand in privately negotiated transactions from certain purchasers of the New Notes through a financial intermediary at a price per share of $11.03, which is equal to the last reported sale price of the common stock on August 13, 2025. In connection with the issuance of the New Notes, the Company has been advised that the placement agent for the Transactions intends to purchase approximately $25 million of shares of the Company’s common stock in privately negotiated transactions from certain purchasers of the New Notes through a financial intermediary at a discount of 5% to the last reported sale price of the Company’s common stock on August 13, 2025. Such purchases by the Company as well as the placement agent of the Company’s common stock could increase (or reduce the size of any decrease in) the market price of the common stock or the New Notes. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits
Exhibit No.	Description
10.1	Form of Exchange and Subscription Agreement.
10.2	Form of Subscription Agreement.
99.1	Press Release issued by Viavi Solutions Inc. on August 14, 2025.
104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viavi Solutions Inc.

	By:	/s/ Ilan Daskal
Ilan Daskal
Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)

August 14, 2025